Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
DICK’S SPORTING GOODS, INC.

DICK’S Sporting Goods, Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, as amended (the “Charter”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

“NOW, THEREFORE, BE IT RESOLVED, that the Board hereby accepts the recommendation of the Governance and Nominating Committee and has determined that it is in the best interests of the Corporation to amend and restate Section 6 of Article THIRD of the Corporation’s Charter in its entirety as follows (the “Charter Amendment”);

6.     Liability of Directors and Officers.

6.1.Limitation of Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under section 174 of the General Corporation Law, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefits, or (e) an officer in any action by or in the right of the Corporation. If the General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

6.2.Amendments. Any repeal or modification of Section 6.1 hereof by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

and be it further

RESOLVED, that the Board hereby approves the Charter Amendment and further recommends that the Charter Amendment be presented to stockholders of the Company at the 2023 Annual

Meeting of Stockholders with the Board’s recommendation that stockholders vote in favor of the Charter Amendment.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, such Charter Amendment has been consented to and authorized by a majority of the voting power of the stock of the Corporation, entitled to vote thereon at its annual meeting of stockholders.

THIRD: That the aforesaid Charter Amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 14th day of June, 2023.

DICK’S SPORTING GOODS, INC.

/s/ John E. Hayes III
Name: John E. Hayes III
Title: SVP, General Counsel & Corporate Secretary